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                                                                   Exhibit 5.2.1


                     [CUMMINGS AND LOCKWOOD LLC LETTERHEAD]




March 18, 2002


Board of Directors
Travelers Property Casualty Corp.
One Tower Square
Hartford, CT 06183

         Re: TRAVELERS PROPERTY CASUALTY CORP. - REGISTRATION STATEMENT ON FORM S-1 (REGISTRATION NO. 333-82388)

Dear Sirs:

We have acted as special counsel to Travelers Property Casualty Corp., a Connecticut corporation (the "Company"), in connection with the issuance by the Company of shares (the "Shares") of its class A common stock, par value $.01, (the "Class A Common Stock") upon conversion of up to $892,500,000 aggregate principal amount of its Convertible Junior Subordinated Notes due 2032 (including up to $42,500,000 principal amount that may be sold to cover over-allotments) (the "Notes"), covered by the above referenced Registration Statement, as amended to the date hereof (the "Registration Statement").

We have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the "Documents"): (a)
the form of the Indenture filed as Exhibit 4.3 to the Registration Statement
(the "Indenture"); (b) the form of the Restated Certificate of Incorporation of the Company filed as Exhibit 3.1 to the Registration Statement (the "Certificate of Incorporation"); (c) the form of the Amended and Restated Bylaws of the Company filed as Exhibit 3.2 to the Registration Statement (the "Bylaws"); (d) the Registration Statement; (e) copies of resolutions of the Board of Directors of the Company approving the issuance of the Notes, certain amendments to the Company's certificate of incorporation, the Certificate of Incorporation and the Bylaws, adopted on March 17, 2002 and certified as of the date hereof by an officer of the Company; (f) copies of resolutions of the Board of Directors of the Company authorizing the issuance of the Shares upon conversion of the Notes, whereby the Notes, upon conversion, would be converted into a number of Shares, establishing its Pricing Committee and delegating to its Pricing Committee the authority to determine the conversion rate of the Notes (the "Conversion Rate"), adopted on March 17, 2002 and certified as of the date hereof by an officer of the Company (the resolutions described in clauses (d) and (e) collectively, the "Issuance Resolutions"); and (f) such other documents as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.
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Board of Directors                      -2-                       March 18, 2002
Travelers Property Casualty Corp.

In our examination of the Documents, we have assumed that: (a) the statements made therein are accurate and complete; (b) the signatures on documents and instruments submitted to us as originals are authentic; (c) documents submitted to us as certified, conformed or photostatic copies of original documents conform with the originals thereof and the originals thereof are authentic; and
(d) each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so. In rendering the opinion set forth below, we have also assumed that (i) prior to the issuance of the Shares, an underwriting agreement, in customary form, will have been duly executed and delivered by the Company in accordance with the Issuance Resolutions and on behalf of the underwriters of the Notes referred to in the Registration Statement; (ii) prior to the issuance of the Shares, the Indenture, a supplemental indenture thereto and the Notes, (with the Conversion Rate being included therein), will have been duly executed and delivered by the Company in accordance with the Issuance Resolutions and on behalf of the trustee to be identified in the Registration Statement and will be legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms; (iii) prior to the issuance of the Shares, the Certificate of Incorporation and the Bylaws will have been approved by the sole shareholder of the Company and will have become effective substantially in the forms filed as exhibits to the Registration Statement; (iv) each individual executing any of the Documents on behalf of a party (other than the Company) will be duly authorized to do so; (v) prior to the issuance of the Shares, each of the parties executing any of the Documents will have duly and validly executed and delivered each of the Documents to which such party will be a signatory, and such party's obligations set forth therein will be legal, valid and binding and will be enforceable in accordance with all stated terms; (vi) at the time of the issuance of the Shares, the Issuance Resolutions shall remain in full force and effect; (vii) the Conversion Rate specified in the Notes will have been determined by the Pricing Committee of the Board of Directors of the Company to be adequate consideration for the Shares; and (viii) upon issuance of the Shares, the total number of shares of Class A Common Stock issued and outstanding will not exceed the total number of shares of Class A Common Stock that the Company is then authorized to issue.

Based upon the foregoing, we are of the opinion that the Shares, when issued upon conversion of the Notes in accordance with the terms thereof, will be duly authorized, legally issued, fully paid and nonassessable.

The foregoing opinion is limited to the substantive laws of the State of Connecticut and we do not express any opinion herein concerning any other law. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for filing as an exhibit to the Registration Statement and, accordingly, may not be relied upon by or quoted in any manner or delivered to any other person or entity without, in each instance, our prior written consent.
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Board of Directors                  -3-                           March 18, 2002
Travelers Property Casualty Corp.


We consent to the filling of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption "Legal Matters" in the prospectuses forming part of the Registration Statement.

                                       Very truly yours,

                                       CUMMINGS & LOCKWOOD LLC



                                       /s/  Paul G. Hughes
                                       -----------------------------------------
                                       Paul G. Hughes
                                       Duly Authorized Member